EXHIBIT10b

ADDENDUM – OCT 28, 2007

August 24, 2007, the Mentor Capital shareholders voted 84% in favor of instituting a 1,000 to 1 reverse split. This reduces the outstanding Purchase Shares of the **WCI Parties** from approximately 400,000 to 400. This complicates the interpretation and calculation of the stock repurchase program at $8 per share for the **WCI Owners**. Also, preliminary calculations of the **WCI** Adjusted After-Tax Earnings places the Performance Earned Percentage at approximately 2%. Under strict interpretation of the Agreement, all the shares from the 50% Financial Company could be 100% repurchased for less than $72,000. Finally, **Kyle Thomas** has asked to review the possibility of increasing his salary as President as sales grow. This mix of factors could lead to litigation if unresolved.

To address the dilemmas represented by these issues and avoid the costs of unnecessary litigation, the Parties agree that the Agreement will be modified, consistent with section 2.10, as follows:

i) The **WCI Parties** will be designated to redeem 3,200,000 warrants from Mentor Capital's 28,000,000 warrants to the extent those become available following failure of timely exercise by the current warrant holders. This designation does not require any further demonstration of increased After-Tax Earnings by **WCI.**

ii) All the **WCI Parties** permanently withdraw from the Mentor Capital restricted share repurchase program, as under section 2.4.4, to the extent that payment by check has not already been delivered.

iii) The $6,000 deposit under section 2.13 will be applied as a payment on account effective September 2007.

iv) The maximum owner controlled monthly salary and benefits under 3.6 will be modified from $12,500 per month to **the greater of $12,500 or the M/B** (Million in salary per Billion in revenue) **salary calculation**. Such that:

$$M/B = \$1{,}000{,}000 \times [\ 2^{((\log(\text{Revenue})) - 9)}\ ] / 12$$

In sum, the above formula says that if the annual revenues are $1.0 Billion the salary should be $1.0 Million. And, from that point, if the revenue increases or deceases by a factor of ten, then the salary and benefits will increase or decrease by a factor of two.

Mentor Capital will calculate the new salary limits each year from data linked to and included in the federal tax return. Such figures for the preceding year will apply for twelve months from April 1st of the following year .

Kyle Thomas for the **WCI Parties**	Chet Billingsley for Mentor Capital
Kyle O. Thomas 10/30/07	10/28/2007

Liquidity Agreement for WCI

Irrevocable Proxy to Vote Shares

By Executing this Irrevocable Proxy, the below members of the **WCI Parties** (as defined in the Liquidity Agreement of May 31, 2005) appoint Chet Billingsley as a permanent proxy to vote any and all shares of **Mentor Capital** that we would be entitled to vote if personally present, in his discretion and in his best judgment, on all corporate matters. This proxy is permanent, may not ever be revoked, and applies to all shares owned or that we come to own in the future.

The parties granting the proxy are:

WCI, Inc

Waste Consolidators, Inc

Kyle Thomas (individually)

Plus, existing or future companies or partnerships formed by any of the above parties, and dependant family members.

Executed for the above

By: **Kyle Thomas**, as President for each organization above, and as an individual

Kyle R. Thomas 11/16/07

ATTACHMENT - 1.0.2

Note Payable for $39, 500

Following and attached to this page is a copy of the Note Payable of **WCI** payable to Main Street.

PROMMISSORY NOTE

For fair and reasonable value received, the sufficiency of which is hereby acknowledged, **Waste Consolidators, Inc**. agrees to pay to the order of Main Street AC, Inc. thirty-nine thousand five hundred dollars and no cents. (**$39,5000**) effective this **31st day of May, 2005**.

This promise to pay will accrue interest at a rate of **7.8%** per annum, calculated and compounded monthly from the Effective Date. No payments are due or to be paid on this promissory note until after **Kyle D. Thomas** has received payment for the first of his Main Street Purchase Shares that are repurchased by Main Street, otherwise sold or upon Exercise of the Option To Purchase. The first payment due on the Note will be paid to Main Street on the first 10th of the month following more than thirty days after the first of the preceding events to occur. Each 10th of the month thereafter, for a total of twelve monthly payments, another payment will be due. The twelve monthly payments (of approximately $2,200) will be made in twelve equal amounts, fully amortizing the outstanding principal and interest.

The Note will be a unsecured general obligation of **Waste Consolidators, Inc**. Payments are considered late 10 days after they are due, at the 20th day of the month. Late payments bear a penalty of 10% of the amount due and start to incur additional interest of 1% per month on the outstanding balance commencing after the 30th day.

Where applicable, the other general provisions of the Agreement apply to and govern the Note.

Waste Consolidators, Inc.

By; ____________________

Kyle D. Thomas, CEO

Interest Schedule

$39,500.00 @ 7.8% - Coumpounded Monthly
May 31, 2005 - Waste Consolidators, Inc.

7.8%

12/10/07	$310.47	$47,990.88	
Total			**$8,490.88** <<2007 total

2008 SCHEDULE

Date	Int	Payment	Cumulative Due	Principal	Accumulated Interest	Qtr Int Inc	YTD Int Inc	
1/10/08	$311.94		$48,302.82	$39,500.00	$8,802.82	$311.94	$311.94	
2/10/08	$313.97		$48,616.79	$39,500.00	$9,116.79	$625.91	$625.91	
3/10/08	$316.01		$48,932.80	$39,500.00	$9,432.80	$941.92	$941.92	<<< 1st Qtr
4/10/08	$318.06		$49,250.86	$39,500.00	$9,750.86	$318.06	$1,259.98	
5/10/08	$320.13		$49,570.99	$39,500.00	$10,070.99	$638.19	$1,580.11	
6/10/08	$322.21		$49,893.20	$39,500.00	$10,393.20	$960.41	$1,902.32	<<< 2nd Qtr
7/10/08	$324.31		$50,217.51	$39,500.00	$10,717.51	$324.31	$2,226.63	
8/10/08	$326.41		$50,543.92	$39,500.00	$11,043.92	$650.72	$2,553.04	
9/10/08	$328.54	($4,795.49)	$46,076.97	$39,500.00	$6,576.97	$979.26	$2,881.58	<<< 3rd Qtr
10/10/08	$299.50	($4,795.49)	$41,580.98	$39,500.00	$2,080.98	$299.50	$3,181.08	
11/10/08	$270.28	($4,795.49)	$37,055.76	$39,500.00	-$2,444.24	$569.78	$3,451.36	
12/10/08	$240.86	($4,795.49)	$32,501.14	$39,500.00	-$6,998.86	$810.64	$3,692.22	<<< 2008
		^^pro forma^^						

Payments applied first to interest, then to principal

Prommissory Note of May 31, 2005 for $39,500 at 7.8% due in 12 equal payments due on the first 10th more than 30 days after shares trade at $4 for 30 non-contiguous days

2009 SCHEDULE

Date	Int	Payment	Cumulative Due	Principal	Accumulated Interest	Qtr Int Inc	YTD Int Inc	
1/10/09	$211.26	($4,795.49)	$32,712.40	$39,500.00	-$6,787.60	$211.26	$211.26	
2/10/09	$212.63	($4,795.49)	$28,129.54	$39,500.00	-$11,370.46	$423.89	$423.89	
3/11/09	$182.84	($4,795.49)	$23,516.89	$39,500.00	-$15,983.11	$606.73	$606.73	<<< 1st Qtr
4/11/09	$152.86	($4,795.49)	$18,874.26	$39,500.00	-$20,625.74	$152.86	$759.59	
5/11/09	$122.68	($4,795.49)	$14,201.45	$39,500.00	-$25,298.55	$275.54	$882.27	
6/11/09	$92.31	($4,795.49)	$9,498.27	$39,500.00	-$30,001.73	$367.85	$974.58	<<< 2nd Qtr
7/11/09	$61.74	($4,795.49)	$4,764.52	$39,500.00	-$34,735.48	$61.74	$1,036.32	
8/11/09	$30.97	($4,795.49)	$0.00	$39,500.00	-$39,500.00	$92.71	$1,067.29	
9/11/09	$0.00		$0.00	$39,500.00	-$39,500.00	$92.71	$1,067.29	<<< 3rd Qtr
10/11/09	$0.00		$0.00	$39,500.00	-$39,500.00	$0.00	$1,067.29	
11/11/09	$0.00		$0.00	$39,500.00	-$39,500.00	$0.00	$1,067.29	
12/11/09	$0.00		$0.00	$39,500.00	-$39,500.00	$0.00	$1,067.29	<<< 2008

Payments applied first to interest, then to principal